Accent Color Sciences
July 22, 1999
Page 2








CONTACT:
Tracy Hubert, Acting Chief Financial Officer   Mark Perlgut/Cynthia Bond
Accent Color Sciences, Inc.                    Lobsenz Stevens, Inc.
(860) 610-4000, Ext. 4015                      (212) 684-6300


FOR IMMEDIATE RELEASE
July 22, 1999

       ACCENT COLOR SCIENCES RECEIVES  SUBSTANTIAL ORDERS
         FROM GROUPE SET INTERNATIONAL, A XEROX COMPANY

EAST HARTFORD, Connecticut, July 22,1999 - Accent Color Sciences, Inc. (OTC Bulletin Board: ACLR), a leading provider of high-speed highlight color printing systems, today announced that it has received a commitment for orders in excess of $5.0 million for calendar year 2000 from one of its major customers, Groupe SET International, a Xerox company.

      Groupe SET, acquired earlier this year by Xerox Corporation (NYSE: XRX), provides high-speed, digital, black and white, continuous-feed printers for the European marketplace. This commitment, in conjunction with one already received from IBM Corporation (NYSE: IBM), provides Accent Color with orders totaling in excess of $10 million.

      Charles E. Buchheit, president and chief executive officer, said: "We are pleased with this demonstration of commitment to continuing our successful relationship with Groupe SET. As a Xerox company, Groupe SET is now well positioned to expand its presence in the European printer market and Accent Color is excited about continuing the partnership. Although Accent Color still has a requirement for additional capital, I believe that these commitments for next year will help us to achieve the necessary financing."

     Accent Color Sciences, Inc. designs, manufacturers and sells innovative, high-speed highlight color digital printing systems - TruecolorT Systems - for the production printing and production publishing segments of the printing industry. TruecolorT Systems, when integrated with high-speed, digital, black and white printers, create a system that prints or highlights critical information in multiple colors for large-volume applications. Such applications include billing statements, account statements, invoices, legal notices, brochures, financial reports and short-run, on-demand publications.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Those risks and uncertainties include, but are not limited to: (i) the level of customer acceptance of the Company's products; (ii) the ability of the Company to raise capital sufficient to support its business plan;
(iii) the rights of customers of the Company to modify or cancel orders under the terms of related product purchase agreements, as amended; (iv) the dependence of the Company on third-party suppliers for certain key technology elements, and (v) the potential fluctuations in the Company's quarterly results of operations. Further information on factors that could cause actual results to differ from those anticipated is detailed in the Company's annual report on Form 10-K for 1998, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission.

NOTE:  Press  releases  and other information  are  available  on
Accent    Color    Sciences'   World    Wide    Web    site    at
http://www.accentcolor.com.


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